UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2012

ARTHROCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34607	94-3180312
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7000 West William Cannon Austin, TX  78735

(Address of principal executive offices, including zip code)

(512) 391-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On January 6, 2012, the Board of Directors (the “Board”) of ArthroCare Corporation (the “Company”) and the Board’s Compensation Committee (the “Committee”) approved the ArthroCare Corporation Long Term Incentive Program (the “LTIP”), which provides for shares of the Company’s Common Stock (the “Performance Shares”) to be issued to senior executives of the Company, under the Company’s Amended and Restated 2003 Incentive Stock Plan. The LTIP is intended to enhance the Company’s pay-for-performance compensation practices to continue to attract, retain and appropriately motivate the Company’s key employees who drive long-term value creation.

Under the LTIP, the Committee determines the performance periods during which Company performance will be measured.  Upon determination of a performance period, the Committee must establish the participants, performance goals and award levels no later than the 90th day of the applicable performance period. The LTIP is implemented through grants of Performance Shares to the participants once the performance goals and award levels have been set.  The number of shares of Common Stock issued at the end of the performance period is determined based upon the performance during the performance period.  At the end of each performance period, but in no case later than thirty days following the filing of the Company’s Form 10-K, the Committee will determine the achievement level for each performance goal and the number of shares in which each participant may vest.  The Committee may include additional vesting criteria applicable after the end of the performance period.  A participant must be employed by the Company on the applicable vesting date to have the underlying shares of Common Stock issued to the participant, except in the event of (a) retirement after age 65, death or disability, in which case a pro-rated number of shares is issued at the end of the performance period based upon actual performance during the entire performance period or (b) a change in control of the Company in which case participants are issued the greater of (i) one-third of the shares subject to the Performance Shares or (ii) a number of shares calculated based upon actual performance during the shortened performance period ending immediately prior to the change in control.  The performance goals may not be changed for a performance period once set except proportionately to reflect extraordinary events, and the Committee may not discretionarily increase the number of shares issuable to a participant for a performance period.

On January 6, 2012, the Board and Committee also approved the participants, goals and award levels for the first performance period under the LTIP, which runs from January 1, 2012 through December 31, 2014 (the “2012-2014 Performance Period”). Under the 2012-2014 Performance Period, participants may earn up to an aggregate 600,000 shares of Common Stock pursuant to Performance Shares.  The Performance Shares have been allocated equally among the participants with the final number of shares to be earned under the LTIP determined based upon performance goals related to revenue, operating income and free cash flow, and upon the value of the Company’s common stock. Vesting of the earned shares, if any, will occur on the date that the Company files its Form 10-K for the year ended December 31, 2014 (the “Determination Date”). Subject to the participant’s continued employment through the Determination Date, the Company will settle fifty percent of the earned Performance Shares on the thirtieth day following the Determination Date and twenty —five percent of the shares on each of the next two anniversaries of the Determination Date, in each case, subject to earlier settlement upon a change in control or a pro-rated settlement upon retirement, death or disability, in each case, in accordance with the terms of the LTIP and as described above.  The number of Performance Shares awarded to Messrs. David Fitzgerald, Todd Newton, James Pacek, Richard Rew, Bruce Prothro, Scott Schaffner, Andrew Miclot and Jean Woloszko will entitle each to receive between 25,000 and 75,000 shares of common stock upon vesting.

This summary does not purport to be complete and is qualified in its entirety by complete text of the ArthroCare Corporation Long Term Incentive Program and the Grant Agreement for Performance Shares for Senior Executives under the ArthroCare Corporation Long Term Incentive  Program and ArthroCare Corporation Amended and Restated 2003 Incentive Stock Plan, filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	ArthroCare Corporation Long Term Incentive Program, dated January 6, 2012.
10.2	Grant Agreement for Performance Shares under the ArthroCare Corporation Long Term Incentive Program and ArthroCare Corporation Amended and Restated 2003 Stock Incentive Program, dated January 6, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTHROCARE CORPORATION

Date:	January 6, 2012	By:	/s/ Richard Rew
		Name:	Richard W. Rew II
		Title:	Senior Vice President, General Counsel & Secretary